Exhibit 99.1

MIDDLESEX WATER COMPANY SUBSIDIARY AWARDED

CITY OF PERTH AMBOY OPERATION AND MANAGEMENT

SERVICES CONTRACT

Iselin, NJ (July 18, 2018) - Utility Service Affiliates (Perth Amboy), Inc. (USA-PA), a subsidiary of Middlesex Water Company (NASDAQ: MSEX), has been awarded a contract to operate the City of Perth Amboy’s water and sewer utilities commencing January 1, 2019 and extending through December 31, 2028. The effective date of the agreement coincides with the expiration of USA-PA’s current operating agreement with the City that has been in place for the past 20 years. Under this agreement, USA-PA will help the City realize increased operating efficiencies as USA-PA continues to provide quality service to the residents of Perth Amboy. The contract has been awarded by the City Council and is pending final execution.

“We are pleased to have been again selected to operate Perth Amboy’s water and wastewater utility systems,” said Dennis W. Doll, President of Middlesex Water Company. “We have an excellent team in place who are highly skilled in managing the water treatment and distribution system and the wastewater collection system. They are experienced with meeting challenges associated with the City’s infrastructure and are prepared to continue to help the City navigate through an increasingly challenging and complex regulatory environment,” added Doll.

USA-PA first began operating the City’s water and wastewater utilities in January 1999 under a 20-year agreement. As the current contract was nearing expiration, the City of Perth Amboy issued requests for competitive proposals to operate the systems under a new 10-year agreement. These proposals were evaluated by an independent review committee consisting of City officials and third-party consultants. After a thorough evaluation process, USA-PA was selected as the “most complete, dependable and responsive organization” to be the City’s partner. Under the terms of this operation and management services agreement, Perth Amboy will retain ownership of its source of water supply, as well as its water treatment plant, storage, collection and distribution systems and related pumping stations. USA-PA will operate and manage the water, sewer and storm water facilities and will be paid $67 million over the course of the ten year contract. In addition to daily operation, these fees will cover maintenance, minor system repair costs and management of the City’s ongoing capital improvement program. The City of Perth Amboy will manage all billing and customer service work.

Middlesex Water Company, organized in 1897, is an investor-owned water utility and is engaged in the business of collecting, treating and distributing water for domestic, commercial, industrial and fire protection purposes. The Company is skilled in all facets of water supply and distribution including water and wastewater treatment and the development and management of watershed properties. Headquartered in Iselin, NJ, Middlesex Water supplies water on a retail basis to residents in Carteret, Edison, Metuchen, South Plainfield, South Amboy, Woodbridge and portions of Clark, New Jersey. Middlesex Water sells water under wholesale contracts to the City of Rahway, the Townships of Edison and Marlboro, the Township of East Brunswick, the Borough of Highland Park and the Old Bridge Municipal Utilities Authority.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549